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                                                                    Exhibit 99.1

FedEx Announces Preliminary Results of Tender Offer for American Freightways Shares

MEMPHIS, Tenn.--(BUSINESS WIRE)--Dec. 22, 2000--FedEx Corp. (NYSE:FDX) today announced the preliminary results of the successful completion of its offer, made through its wholly owned subsidiary, FDX, Inc., to purchase up to 50.1% of the outstanding shares of common stock and associated rights of American Freightways Corporation (Nasdaq:AFWY) at a price of $28.13 per share. The cash tender offer, which was oversubscribed, expired at 12:00 midnight, New York City time, on Thursday, December 21, 2000.

FedEx announced, based on a preliminary count, that approximately 16,964,992 shares were properly tendered and not withdrawn, including approximately 4,187,346 shares subject to guarantees of delivery. FedEx will accept the properly tendered shares on a pro rata basis. The preliminary proration factor for the tender offer is approximately 96.5 percent.

The determination of the proration factor is subject to final confirmation of the proper delivery of all shares tendered and not withdrawn, including shares tendered pursuant to the guaranteed delivery procedure. Payment for shares accepted for payment, and return of all other shares tendered, will occur promptly after completion of the final proration computation. Merrill Lynch & Co. acted as dealer manager for the tender offer.

As previously announced, the tender offer will be followed by the merger of American Freightways with and into FDX, Inc. As a result of the merger, American Freightways will become a wholly owned subsidiary of FedEx. In the merger, each share of American Freightways common stock (other than shares owned by FedEx or any of its subsidiaries or by American Freightways as treasury stock, all of which will be canceled, and other than shares that are held by shareholders, if any, who properly exercise their dissenters' rights under Arkansas law) will be converted into that number of shares of common stock of FedEx determined by dividing $28.13 by the average closing price per share of FedEx common stock for a defined period of trading days prior to the closing of the merger. The merger is subject to the satisfaction of certain conditions, including the approval of American Freightways shareholders.

With annual revenues of $19 billion, FedEx is the premier global provider of transportation, logistics, e-commerce and supply chain management services. The company offers integrated business solutions through a network of subsidiaries operating independently, including: FedEx Express, the world's largest express transportation company; FedEx Ground, North America's second largest provider of small-package ground delivery service; FedEx Logistics, an integrated logistics, technology and transportation-solution company; FedEx Custom Critical, the world's largest provider of expedited time-critical shipments; and FedEx Trade Networks, a provider of customs brokerage, consulting, information technology and trade facilitation solutions. More than 2.5 million customers are connected electronically through the FedEx information network and approximately two-thirds of its U.S. domestic transactions are now handled online.


_________________
Contact:

  FedEx Corporation, Memphis
  Media:
  Shirlee Clark, 901/818-7463
  or
  Investor:
  Elizabeth Allen, 901/818-7153
  Worldwide Web Home Page: www.fedex.com
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